Exhibit 16.1

November 18, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Reddy Ice Holdings Inc.’s Form 8-K dated November 12, 2008, and have the following comments:

1.               We agree with the statements made in (x) of the first sentence of the first paragraph and the statements made in paragraphs two through six.

2.               We have no basis on which to agree or disagree with the statements made in (y) of the first sentence and the second sentence of the first paragraph and the seventh paragraph.

Yours truly,

/s/ Deloitte & Touche LLP